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                                                                   EXHIBIT 12.01



           NORTHERN STATES POWER COMPANY - MINNESOTA AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
                          TO CONSOLIDATED FIXED CHARGES
                             (Thousands of Dollars)

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
                                                12 Months ended
                                                   March 31,
                                                      2002           2001          2000            1999           1998
                                                ---------------   ----------     ----------     ----------     ----------

Earnings:

    Net Income                                     $  198,726     $  207,865     $  111,224     $  158,980     $  210,206

Add:
    Income Taxes                                      125,843        132,732         92,191         97,431        124,713
    Fixed charges                                     105,907        112,780        146,192        125,431        113,160
Deduct:
    Undistributed equity in earnings of
       unconsolidated affiliates                           --             --             --             --             --
                                                   ----------     ----------     ----------     ----------     ----------
            Earnings                                  430,476        453,377        349,607        381,842        448,079
                                                   ==========     ==========     ==========     ==========     ==========


Fixed charges:
    Interest charges, excluding AFC - debt,
        per statement of income                        90,157         97,030        130,442        109,681         97,410
     Distributions on redeemable preferred
        securities of subsidiary trust                 15,750         15,750         15,750         15,750         15,750
                                                   ----------     ----------     ----------     ----------     ----------
            Total fixed charges                    $  105,907     $  112,780     $  146,192     $  125,431     $  113,160
                                                   ==========     ==========     ==========     ==========     ==========


Ratio of earnings to fixed
    charges                                               4.1            4.0            2.4            3.0            4.0
                                                   ==========     ==========     ==========     ==========     ==========
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